Exhibit 10.1

LOAN AGREEMENT

This loan agreement dated January 12, 2000 is by and between Sento Corporation, (Borrower), and Wyoming Industrial Development Corporation, (WIDC).

Section 1.0

BORROWER, AGREEMENT TO LEND AND BASIC TERMS

Type of Borrower

1.1	Borrower is a corporation, incorporated under the laws of the State of Utah.

Type of Loan

1.2

Subject to the terms and conditions of this Loan Agreement, WIDC agrees to lend to Borrower and Borrower agrees to borrow from WIDC as follows (the “Loan”): The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit “A” (the “Note”). All the provisions of the Loan Agreement, and any documents and instruments delivered in connection herewith, shall apply with equal force and effect to the promissory note, hereafter executed by Borrower which, in whole or in part, represent a renewal, extension for any period, increase in amount, substitution or rearrangement of any part of the Loan originally evidenced by the Note.

Loan Advances Plus Principal Plus Interest

1.3

The loan shall be repaid in principal and interest payments under the note The Loan will be a maximum of Nine Hundred Ninety-Nine Thousand, Nine Hundred Dollars ($999,900) (the “Loan Amount”). The Loan proceeds shall be used to purchase certain equipment and goods for use in the Borrower’s business. The Lender will make Loan advances directly to the vendors upon presentation to the Lender of a valid invoice. The total amount of advances will not exceed $999,900 and no further Loan advances will be made after June 23, 2000. The Loan Amount, together with interest, shall be payable in fifty-seven (57) equal monthly installments. Once the final disbursement of the Loan Amount is made by the Lender, the Lender will send the Borrower a letter stating the following: (i) the total sum of the Loan Amount advanced, (ii) the amount of the monthly payment due (principal and interest), (iii) the date that the first monthly installment payment is due, to be set approximately ninety (90) days from final disbursement, and (iv) the day of the month that each monthly payment thereafter will be due. On the date of the first installment payment, the Borrower will pay all accrued interest current to that date, and thereafter will make the monthly payments on the Note as set forth in the Lender’s letter.

Principal Repayment

1.4

As long as the Borrower is not in default under this loan agreement, Borrower shall have the right to make prepayments on the loan without premium or penalty of any kind. All prepayments shall be applied first to accrued interest and then to principal.

Interest

1.5

The interest rate shall be at a blended rate of approximately 8.5% on the unpaid principal balance. The guaranteed portion shall be calculated on the official fixed rate of the Wyoming Retirement System for FSA. The non guaranteed portion shall be calculated at a fixed rate of 9.50% Interest shall be based upon a year of 365 days and computed on actual number of days elapsed.

Loan

1.6

WIDC is requiring an origination fee of $9,990.00. Additional fees will consist of a 2% USDA Rural Development fee on the guaranteed portion of the Loan in the amount of $15,998.40, and lender’s attorney fees for loan documentation.

Guaranties

1.7

As a condition to Lender making the Loan on the terms and conditions set forth herein, and for good and valuable consideration which consideration includes benefits accruing to the guarantors as a result of this agreement between Lender and Borrower, Sento Technical Services Corporation, Sento Consulting Corp, and Sento Training Corp must unconditionally, jointly, and severally guarantee to Lender that Borrower will fully and promptly and faithfully perform, pay and discharge all its present and future obligations and covenants under this agreement including, without limitation, the Note and Security Agreement.

Quick Ratio

1.8	Borrower shall maintain a quick ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least .75 to 1.0.

Debt/Net Worth Ratio

1.9	A ratio of Total Liabilities less Subordinated Debt less Deferred Revenue to Tangible Net Worth of not more that 3.00 to 1.00.

Section 2.0                            THE COLLATERAL

As collateral, WIDC shall receive a First Lien position on Borrower’s property described in Schedule “A” to the Security Agreement given in connection herewith (which Security Agreement is, by this reference incorporated herein), and a second lien position on the Borrower’s property described in Schedule “B” to the Security Agreement.

Section 3.0                            BORROWER REPRESENTATIONS AND WARRANTIES

Corporate Existence

3.1

Borrower warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and is duly licensed or qualified within the State of Wyoming.

Authority to Borrow

3.2

Borrower is duly authorized to execute and deliver this Loan Agreement and all documents and instruments in connection herewith. Borrower is and will continue to be duly authorized to borrow hereunder and to perform all of the other terms and provisions of this Loan Agreement.

Litigation and Proceedings

3.3

There is no material litigation or governmental proceeding pending or threatened against Borrower or a Guarantor, which, if adversely determined, could have a material adverse effect on the financial condition of Borrower or any Guarantor.

Pension or Retirement Plans

3.4

Borrower is in compliance with all provisions of the Employee Retirement Income Act of 1974, as amended, (ERISA), including but not limited to the provisions related to minimum funding requirements for an employee pension or other benefit plan maintained by Borrower which is covered by ERISA.

Title and Lien

3.5

Borrower has good and marketable title to each of the properties and assets reflected on its financial statements except as to those that have been since sold or otherwise disclosed to WIDC in writing. No assets or revenues of Borrower are subject to any lien except as required or permitted by this Loan Agreement, disclosed in the financial statements or otherwise previously disclosed to WIDC in writing.

No Adverse Change

3.6	The Borrower covenants that there has been neither any material adverse change in Borrower’s financial condition nor any material adverse change in Borrower, for any reason, since December 23, 1999.

Section 4.0                 AFFIRMATIVE COVENANTS

Until the Loans and all obligations have been performed by Borrower, Borrower agrees to do all of the following unless WIDC shall otherwise Consent in writing. If Borrower is a corporation and has subsidiaries, Borrower also shall cause each of its subsidiaries to comply with the following: Lender will not unduly withhold concurrence.

Inspection Rights

4.1

Borrower will permit WIDC, at any reasonable time, to examine and make copies of the records and books of account of Borrower, to visit the properties of Borrower and to discuss the affairs, finances and accounts of Borrower, any of its officers or directors.

Taxes

4.2	Borrower will timely pay all taxes, assessments, and governmental charges assessed against it or any of its properties or income prior to the date on which penalties will attach.

Insurance

4.3

Borrower will keep in force with responsible companies, policies of all such risk that is usually carried by similar businesses, including without limitation, liabilities on account of damage to persons or property and applicable workers compensation insurance, in amounts, form and content and through an insurer satisfactory to WIDC.

Financial Information

4.4

Receipt of annual CPA audited balance sheet and profit and loss financial statements on Borrower no later than 120 days from the Borrower’s year-end. In addition, Borrower shall also deliver compiled quarterly in-house prepared balance sheet and profit and loss statements on the Borrower no later than 45 days after each quarter ending.

Other Promises

4.5	Borrower shall comply with all terms, conditions, and promises of the Note and the Security Agreement, which agreements are, by this reference incorporated herein.

Corporate Existence & Standing

4.6	Borrower shall remain a corporation duly incorporated, validly existing, and in good standing under the law of the State of Utah, with all requisite authority to conduct its business in Wyoming.

5.0                                NEGATIVE COVENANTS

Until the Loans and all obligations have been performed by Borrower, Borrower agrees to do all of the following unless WIDC shall otherwise consent in writing. If Borrower is a corporation and has subsidiaries, Borrower also shall cause each of its subsidiaries to comply with the following:

Dividends; Purchase

5.1

Borrower will not declare or pay any dividend on any shares of any class of its capital stock unless a profit was made during the fiscal year and all debts owed to WIDC or USDA Rural Development are paid to a current status.

Liquidation; Merger; Sale of Assets

5.2

Borrower will not acquire, liquidate, dissolve, or enter into any merger; consolidation; joint venture; partnership or other combination; or sell (except for sales of goods in the ordinary course of business); lease or dispose of any collateral or a substantial portion of its business or assets. In addition, the Borrower is to provide the lender a fully executed SEC Form 4, when applicable.

Loans

5.3	Borrower will not make any loans or advance to its officers, directors, shareholders, or outside parties in any year.

Guaranties:  Indebtedness; Fixed Asset Purchases

5.4

Borrower will not create, incur, assume, or permit to exist any indebtedness, except the obligations created hereby. Borrower will not assume, guaranty, endorse, or become directly or contingently liable for, or obligated to purchase, pay, or provide funds for payment of any obligations or indebtedness over a total aggregate amount of $1,000,000 annually, except the obligations created within the terms of this Loan Agreement without prior written consent of Lender. All existing debt agreements acceptable. Existing line of credit at Silicon Valley Bank is considered allowable debt. Advances on this line of credit do not require prior written approval. Capital Leases do not require prior written approval. The Borrower will also execute such additional security agreements and financing statements as the Lender requires in order to create and prefect a lien against additional capital items. Convertible Debentures are not considered debt under this loan agreement.

Officer Wages

5.5

Borrower will not provide, make, or create additional wages to officers, shareholders, or outside parties, other than their normal annual wages,unless Borrower is profitable and all indebtedness is in current standing.

Key Personnel

5.6	Borrower shall notify WIDC of any changes in executive personnel or key management immediately.

Officers Compensation

5.6	There will be no increase in officers’ compensation or payment of dividends without prior written approval unless all payments are current And all loan agreement covenants are met.

In witness whereof, the parties hereto have executed this Loan Agreement as of the day first written above.

Wyoming Industrial Development Corporation

By:
/s/ Diane Johnston

Borrower: Sento Corporation

By:

/s/ Stanley J. Cutler

Attest:

/s/ Brian W. Braithwaite